Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Short-Term Corporate Bond Fund, Inc.:

We consent to the use of our report dated February 14, 2020, with respect to the financial statements and financial highlights of PGIM Short-Term Corporate Bond Fund, a series of Prudential Short-Term Corporate Bond Fund, Inc., as of December 31, 2019, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

February 25, 2020